Exhibit 99.1

MYR Group Inc. Announces Fourth-Quarter and Full-Year 2019 Results

Rolling Meadows, Ill., March 4, 2020 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets in the United States and western Canada, today announced its fourth-quarter and full-year 2019 financial results.

Highlights for Fourth Quarter 2019

•	Fourth quarter revenues of $571.1 million
•	Fourth quarter net income attributable to MYR Group Inc. of $12.8 million, or $0.76 per diluted share
•	Record backlog of $1.5 billion

Management Comments

Rick Swartz, MYR's President and CEO said, “We finished 2019 with strong financial results in the fourth quarter, and full year revenues of $2.07 billion, setting a record high for the fifth consecutive year. Our backlog of $1.5 billion at the end of 2019, a new record high, demonstrates that efforts to expand our service offerings across a wider footprint and continually improve customer value are translating to diverse opportunities in the United States and western Canada. We anticipate continued market strength and growth opportunities for both our Transmission & Distribution and Commercial & Industrial segments as we further enhance our leadership position in the electrical construction industry.”

Fourth-Quarter Results

MYR reported fourth-quarter 2019 revenues of $571.1 million, an increase of $124.8 million, or 27.9 percent, compared to the fourth quarter of 2018. Specifically, our Transmission and Distribution (“T&D”) segment reported record quarterly revenues of $311.0 million, an increase of $53.7 million, or 20.9 percent, from the fourth quarter of 2018, primarily due to an increase in revenue on small- to medium-sized transmission projects. Our Commercial and Industrial (“C&I”) segment reported fourth-quarter 2019 revenues of $260.1 million, an increase of $71.0 million, or 37.5 percent, from the fourth quarter of 2018, primarily due to incremental revenues from the acquisition of CSI Electrical Contractors, Inc (“CSI”).

Consolidated gross profit increased to $68.9 million in the fourth quarter of 2019, compared to $47.4 million in the fourth quarter of 2018. Gross margin increased to 12.1 percent for the fourth quarter of 2019 from 10.6 percent for the fourth quarter of 2018. The increase in gross margin was primarily due to better than anticipated productivity and a favorable claim settlement. The increase in gross margin was partially offset by inclement weather and labor inefficiencies for which we are in ongoing negotiations to receive reimbursement. Changes in estimates of gross profit on certain projects, resulted in gross margin decreases of 0.5 percent and 1.7 percent for the fourth quarters of 2019 and 2018, respectively.

Selling, general and administrative expenses (“SG&A”) increased to $48.1 million in the fourth quarter of 2019, compared to $30.1 million in the fourth quarter of 2018. The period-over-period increase was primarily due to the acquisition of CSI, along with higher incentive compensation and other employee-related expenses to support the growth in our operations. As a percentage of revenues, SG&A increased to 8.4 percent for the fourth quarter of 2019 from 6.7 percent for the fourth quarter of 2018.

Income tax expense was $5.5 million for the fourth quarter of 2019, with an effective tax rate of 29.9 percent, compared to an income tax expense of $3.8 million in the fourth quarter of 2018, which represented 26.1 percent of pretax income. The increase in the effective tax rate for the fourth quarter of 2019 compared to the fourth quarter of 2018 was primarily due to the impact of foreign earnings and the associated impact of the global intangible low tax income (“GILTI)”.

For the fourth quarter of 2019, net income attributable to MYR Group Inc. was $12.8 million, or $0.76 per diluted share attributable to MYR Group Inc., compared to $10.7 million, or $0.64, for the same period of 2018. Fourth-quarter 2019 EBITDA, a non-GAAP financial measure, was $31.4 million, or 5.5 percent of revenues, compared to $26.6 million, or 6.0 percent of revenues, in the fourth quarter of 2018.

Full Year

MYR reported record revenues of $2.071 billion for the full year of 2019, an increase of $540.0 million, or 35.3 percent, compared to $1.531 billion for the full year of 2018. Specifically, the T&D segment reported revenues of $1.134 billion, an increase of $241.3 million, or 27.0 percent, from the full year of 2018, primarily due to an increase in revenue on small- to medium-sized transmission and distribution projects. The C&I segment reported full year of 2019 revenues of $936.7 million, an increase of $298.6 million, or 46.8 percent, from the full year of 2018, primarily due to increases in volume across all project sizes and incremental revenues from the acquisitions of CSI, and the Huen Companies in the second half of 2019 and 2018, respectively.

Consolidated gross profit was $214.2 million in the full year of 2019, compared to $167.1 million in the full year of 2018. The increase in gross profit was due to higher revenues, partially offset by lower margins. Gross margin decreased to 10.3 percent for the full year of 2019 from 10.9 percent for the full year of 2018. The decrease in gross margin was primarily due to inclement weather on certain projects and material delays associated with a substantially completed joint venture project in which we own the majority controlling interest, which were partially offset by net loss attributable to noncontrolling interest. The joint venture project, along with other acquired projects, are subject to margin guarantees for which an offset is recognized in other income. Gross margin was also negatively impacted by certain projects with changes in estimates relating to inclement weather conditions and labor inefficiencies for which we are in ongoing negotiations to receive reimbursement. These margin decreases were partially offset by better than anticipated productivity on certain projects, a favorable claim settlement and successful change order negotiations. Changes in estimates of gross margin on certain projects, including those discussed above, resulted in gross margin decreases of 0.8 percent and 0.7 percent for the full years of 2019 and 2018, respectively.

SG&A increased to $156.7 million for the full year of 2019, from $118.7 million for the full year of 2018. The year-over-year increase was primarily due to the acquisitions of CSI and the Huen Companies, along with higher incentive compensation and other employee-related expenses to support the growth in our operations. As a percentage of revenues, SG&A decreased to 7.6 percent for the full year of 2019 from 7.8 percent for the full year of 2018.

Income tax expense was $14.2 million for the full year of 2019, with an effective tax rate of 28.2 percent, compared to an expense of $11.8 million for the full year of 2018 with an effective tax rate of 27.3 percent. The increase in the tax rate for the year ended December 31, 2019 was primarily due to foreign earnings and the associated impact of GILTI.

For the full year of 2019, net income attributable to MYR Group Inc. was $37.7 million, or $2.26 per diluted share attributable to MYR Group Inc., compared to $31.1 million, or $1.87, for the same period of 2018. Full-year 2019 EBITDA, a non-GAAP financial measure, was $101.2 million, or 4.9 percent of revenues, compared to $86.6 million, or 5.7 percent of revenues, for the full year of 2018.

Backlog

As of December 31, 2019, MYR's backlog was $1.50 billion, compared to $1.37 billion as of September 30, 2019. As of December 31, 2019, T&D backlog was $469.9 million, and C&I backlog was $1.029 billion. Total backlog at December 31, 2019 increased $352.6 million, or 30.7 percent, from the $1.147 billion reported at December 31, 2018.

Balance Sheet

As of December 31, 2019, MYR had $260.6 million of borrowing availability under its credit facility.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its fourth-quarter and full-year 2019 results on Thursday, March 5, 2020, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) and enter conference ID 1989856, at least five minutes prior to the start of the event. A replay of the conference call will be available through Thursday, March 12, 2020, at 2:00 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID 1989856. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of MYR's website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Thursday, March 12, 2020, at 2:00 p.m. Eastern time.

About MYR

MYR is a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets throughout the United States and western Canada who have the experience and expertise to complete electrical installations of any type and size. Their comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. Transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. Commercial and industrial electrical contracting services are provided to general contractors, commercial and industrial facility owners, local governments and developers throughout the United States and western Canada. For more information, visit myrgroup.com.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “encouraged,” “estimate,” “expect,” “intend,” “likely,” “may,” “objective,” “outlook,” “plan,” “possible,” “potential,” “project,” “remain confident,” “should,” “unlikely,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR's Annual Report on Form 10-K, and in any risk factors or cautionary statements contained in MYR's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Betty R. Johnson, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

David Gutierrez, Dresner Corporate Services, 312-780-7204, dgutierrez@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of December 31, 2019 and 2018

	December 31,
(in thousands, except share and per share data)	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$12,397	$7,507
Accounts receivable, net of allowances of $3,364 and $1,331, respectively	388,479	288,427
Contract assets	217,109	160,281
Current portion of receivable for insurance claims in excess of deductibles	6,415	10,572
Refundable income taxes	1,973	—
Other current assets	12,811	8,847
Total current assets	639,184	475,634
Property and equipment, net of accumulated depreciation of $272,865 and $253,495, respectively	185,344	161,892
Operating lease right-of-use assets	22,958	—
Goodwill	66,060	56,588
Intangible assets, net of accumulated amortization of $10,880 and $7,031, respectively	54,940	33,266
Receivable for insurance claims in excess of deductibles	30,976	17,173
Investment in joint venture	4,722	1,324
Other assets	3,687	2,878
Total assets	$1,007,871	$748,755

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$8,737	$3,681
Current portion of operating lease obligations	6,205	—
Current portion of finance lease obligations	1,135	1,119
Accounts payable	192,107	139,480
Contract liabilities	105,486	58,534
Current portion of accrued self-insurance	18,780	19,633
Other current liabilities	64,364	61,358
Total current liabilities	396,814	283,805
Deferred income tax liabilities	20,945	17,398
Long-term debt	157,087	86,111
Accrued self-insurance	48,024	34,406
Operating lease obligations, net of current maturities	16,884	—
Finance lease obligations, net of current maturities	338	1,514
Other liabilities	3,304	1,057
Total liabilities	643,396	424,291
Commitments and contingencies
Stockholders’ equity
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares;
none issued and outstanding at December 31, 2019 and December 31, 2018	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares;
16,648,616 and 16,564,961 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	166	165
Additional paid-in capital	152,532	148,276
Accumulated other comprehensive income (loss)	(446)	(193)
Retained earnings	212,219	174,736
Total stockholders’ equity attributable to MYR Group Inc.	364,471	322,984
Noncontrolling interest	4	1,480
Total stockholders’ equity	364,475	324,464
Total liabilities and stockholders’ equity	$1,007,871	$748,755

MYR GROUP INC.

Consolidated Statements of Operations

Three Months and Twelve Months Ended December 31, 2019 and 2018

	Three months ended		For the year ended
	December 31,		December 31,
(in thousands, except per share data)	2019	2018	2019	2018
	(Unaudited)

Contract revenues	$571,075	$446,345	$2,071,159	$1,531,169
Contract costs	502,153	398,954	1,857,001	1,364,109
Gross profit	68,922	47,391	214,158	167,060
Selling, general and administrative expenses	48,076	30,079	156,674	118,737
Amortization of intangible assets	961	864	3,849	1,843
Gain on sale of property and equipment	(995)	(963)	(3,543)	(3,832)
Income from operations	20,880	17,411	57,178	50,312
Other income (expense):
Interest income	4	11	4	24
Interest expense	(1,727)	(1,134)	(6,225)	(3,652)
Other income, net	(921)	(1,596)	(515)	(3,616)
Income before provision for income taxes	18,236	14,692	50,442	43,068
Income tax expense	5,461	3,834	14,228	11,774
Net income	12,775	10,858	36,214	31,294
Less: net income (loss) - noncontrolling interests	—	207	(1,476)	207
Net income attributable to MYR Group Inc.	$12,775	$10,651	$37,690	$31,087
Income per common share attributable to MYR Group Inc.:
—Basic	$0.77	$0.65	$2.27	$1.89
—Diluted	$0.76	$0.64	$2.26	$1.87
Weighted average number of common shares and potential common shares outstanding:
—Basic	16,619	16,496	16,587	16,441
—Diluted	16,748	16,631	16,699	16,585

MYR GROUP INC.

Consolidated Statements of Cash Flows

Twelve Months Ended December 31, 2019 and 2018

	For the year ended December 31,
(in thousands of dollars)	2019	2018

Cash flows from operating activities:
Net income	$36,214	$31,294
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization of property and equipment	40,667	38,070
Amortization of intangible assets	3,849	1,843
Stock-based compensation expense	4,403	3,165
Deferred income taxes	3,602	3,649
Gain on sale of property and equipment	(3,543)	(3,832)
Other non-cash items	1,029	237
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable, net	(39,710)	(15,871)
Contract assets	(16,443)	(28,141)
Receivable for insurance claims in excess of deductibles	(9,646)	(9,229)
Other assets	(10,327)	2,280
Accounts payable	22,492	19,953
Contract liabilities	28,163	22,551
Accrued self-insurance	12,755	8,701
Other liabilities	(8,606)	10,119
Net cash flows provided by operating activities	64,899	84,789
Cash flows from investing activities:
Proceeds from sale of property and equipment	4,051	4,583
Cash paid for acquisitions, net of cash acquired	(79,720)	(47,082)
Purchases of property and equipment	(57,828)	(50,704)
Net cash flows used in investing activities	(133,497)	(93,203)
Cash flows from financing activities:
Net borrowings (repayments) under revolving lines of credit	45,514	(20,655)
Payment of principal obligations under equipment notes	(4,550)	—
Payment of principal obligations under finance leases	(1,201)	(1,081)
Borrowings under equipment notes	35,068	31,486
Proceeds from exercise of stock options	341	1,897
	(1,122)	—
Repurchase of common shares	(778)	(1,043)
Other financing activities	84	38
Net cash flows provided by financing activities	73,356	10,642
Effect of exchange rate changes on cash	132	(64)
Net increase in cash and cash equivalents	4,890	2,164
Cash and cash equivalents:
Beginning of period	7,507	5,343
End of period	$12,397	$7,507

 MYR GROUP INC.

Unaudited Consolidated Selected Data, Net Income Per Share,

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three Months and Twelve Months Ended December 31, 2019 and 2018

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share data and percentages)	2019	2018	2019	2018

Summary Statement of Operations Data:
Contract revenues	$571,075	$446,345	$2,071,159	$1,531,169
Gross profit	$68,922	$47,391	$214,158	$167,060
Income from operations	$20,880	$17,411	$57,178	$50,312
Income before provision for income taxes	$18,236	$14,692	$50,442	$43,068
Income tax expense	$5,461	$3,834	$14,228	$11,774
Net income attributable to MYR Group Inc.	$12,775	$10,651	$37,690	$31,087
Effective tax rate	29.9%	26.1%	28.2%	27.3%

Per Share Data:
Income per common share attributable to MYR Group Inc.:
- Basic	$0.77	$0.65	$2.27	$1.89
- Diluted	$0.76	$0.64	$2.26	$1.87
Weighted average number of common shares and potential common shares outstanding :
- Basic	16,619	16,496	16,587	16,441
- Diluted	16,748	16,631	16,699	16,585

	December 31,	December 31,	December 31,	December 31,
(in thousands)	2019	2018	2017	2016

Summary Balance Sheet Data:
Total assets	$1,007,871	$748,755	$603,788	$573,495
Total stockholders’ equity attributable to MYR Group Inc.	$364,471	$322,984	$287,039	$263,174
Goodwill and intangible assets	$121,000	$89,854	$57,846	$58,347
Total funded debt (1)	$165,824	$89,792	$78,960	$59,070

	Twelve months ended
	December 31,
	2019	2018
Financial Performance Measures (2):
Reconciliation of Non-GAAP measures:
Net income attributable to MYR Group Inc.	$37,690	$31,087
Interest expense, net	6,221	3,628
Tax impact of interest	(1,754)	(990)
EBIT, net of taxes (3)	$42,157	$33,725

See notes at the end of this earnings release.

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three Months and Twelve Months Ended December 31, 2019 and 2018

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share data, ratios and percentages)	2019	2018	2019	2018

Financial Performance Measures (2):

EBITDA (4)	$31,434	$26,598	$101,179	$86,609
EBITDA per Diluted Share (5)	$1.88	$1.60	$6.06	$5.22
Free Cash Flow (6)	$14,680	$15,139	$7,071	$34,085
Book Value per Period End Share (7)			$21.75	$19.33
Tangible Book Value (8)			$243,471	$233,130
Tangible Book Value per Period End Share (9)			$14.53	$13.95
Funded debt to Equity Ratio (10)			0.5	0.3
Asset Turnover (11)			2.77	2.54
Return on Assets (12)			5.0%	5.1%
Return on Equity (13)			11.7%	10.8%
Return on Invested Capital (16)			10.4%	9.4%

Reconciliation of Non-GAAP measures:
Reconciliation of Net income attributable to MYR Group Inc. to EBITDA:
Net income attributable to MYR Group Inc.	$12,775	$10,651	$37,690	$31,087
Net income - noncontrolling interests	—	207	(1,476)	207
Net income	12,775	10,858	36,214	31,294
Interest expense, net	1,723	1,123	6,221	3,628
Income tax expense	5,461	3,834	14,228	11,774
Depreciation and amortization	11,475	10,783	44,516	39,913
EBITDA (4)	$31,434	$26,598	$101,179	$86,609

Reconciliation of Net Income attributable to MYR Group Inc. per Diluted Share to EBITDA per Diluted Share:
Net income attributable to MYR Group Inc. per share	$0.76	$0.64	$2.26	$1.87
Net income - noncontrolling interests per share	—	0.01	(0.09)	0.01
Net income per share	0.76	0.65	2.17	1.88
Interest expense, net, per share	0.10	0.07	0.37	0.22
Income tax expense per share	0.33	0.23	0.85	0.71
Depreciation and amortization per share	0.69	0.65	2.67	2.41
EBITDA per Diluted Share (5)	$1.88	$1.60	$6.06	$5.22

Calculation of Free Cash Flow:
Net cash flow from (used in) operating activities	$33,154	$26,120	$64,899	$84,789
Less: cash used in purchasing property and equipment	(18,474)	(10,981)	(57,828)	(50,704)
Free Cash Flow (6)	$14,680	$15,139	$7,071	$34,085

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders' equity attributable to MYR Group Inc.)			$364,471	$322,984
Goodwill and intangible assets			(121,000)	(89,854)
Tangible Book Value (9)			$243,471	$233,130

Reconciliation of Book Value per Period End Share to Tangible Book Value per Period End Share:
Book value per period end share			$21.75	$19.33
Goodwill and intangible assets per period end share			(7.22)	(5.38)
Tangible Book Value per Period End Share (8)			$14.53	$13.95

Calculation of Period End Shares:
Shares outstanding			16,649	16,565
Plus: Common equivalents			112	144
Period End Shares (14)			16,761	16,709

	December 31,	December 31,
	2018	2017
Reconciliation of Invested Capital to Shareholders Equity:
Book value (total stockholders' equity attributable to MYR Group Inc.)	$322,984	$287,039
Plus: Total funded debt	89,792	78,960
Less: Cash and cash equivalents	(7,507)	(5,343)
Invested Capital (15)	$405,269	$360,656

See notes at the end of this earnings release.

(1)	Funded debt includes borrowings under our revolving credit facility and the outstanding balances of our outstanding equipment notes.
(2)	These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance, our prospects for future performance and our ability to comply with certain material covenants as defined within our credit agreement, and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(3)	EBIT, net of taxes is defined as net income attributable to MYR Group Inc. plus net interest, less the tax impact of net interest. The tax impact of net interest is computed by multiplying net interest by the effective tax rate. Management uses EBIT, net of taxes, to measure our results exclusive of the impact of financing costs.
(4)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. Certain material covenants contained within our credit agreement are based on EBITDA with certain additional adjustments, including our interest coverage ratio and leverage ratio, which we must comply with to avoid potential immediate repayment of amounts borrowed or additional fees to seek relief from our lenders. In addition, management considers EBITDA a useful measure because it provides MYR Group Inc. and its investors with an additional tool to compare MYR Group Inc. operating performance on a consistent basis by removing the impact of certain items that management believes to not directly reflect the company’s core operations. Management further believes that EBITDA is useful to investors and other external users of MYR Group Inc. financial statements in evaluating the company’s operating performance and cash flow because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, useful lives placed on assets, capital structure and the method by which assets were acquired.
(5)	EBITDA per diluted share is calculated by dividing EBITDA by the weighted average number of diluted shares attributable to MYR Group Inc. outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(6)	Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income attributable to MYR Group Inc., cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(7)	Book value per period end share is calculated by dividing total stockholders’ equity attributable to MYR Group Inc. at the end of the period by the period end shares outstanding.
(8)	Tangible book value is calculated by subtracting goodwill and intangible assets at the end of the period from stockholders’ equity attributable to MYR Group Inc. at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity attributable to MYR Group Inc.
(9)	Tangible book value per period end share is calculated by dividing tangible book value at the end of the period by the period end number of shares outstanding. Tangible book value per period end share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(10)	The funded debt to equity ratio is calculated by dividing total funded debt at the end of the period by total stockholders’ equity attributable to MYR Group Inc. at the end of the period.
(11)	Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(12)	Return on assets is calculated by dividing net income attributable to MYR Group Inc. for the period by total assets at the beginning of the period.
(13)	Return on equity is calculated by dividing net income attributable to MYR Group Inc. for the period by total stockholders’ equity attributable to MYR Group Inc. at the beginning of the period.
(14)	Period end shares is calculated by adding average common stock equivalents for the quarter to the period end balance of common shares outstanding. Period end shares is not recognized under GAAP and does not purport to be an alternative to diluted shares. Management views period end shares as a better measure of shares outstanding as of the end of the period.
(15)	Invested capital is calculated by adding net funded debt (total funded debt less cash and marketable securities) to total stockholders’ equity attributable to MYR Group Inc.
(16)	Return on invested capital is calculated by dividing EBIT, net of taxes, less any dividends, by invested capital at the beginning of the period. Return on invested capital is not recognized under GAAP, and is a key metric used by management to determine our executive compensation.